EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 03/30/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	0.39%	-4.58%	-7.43%
Class B Units	0.37%	-4.65%	-7.62%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED MARCH 30, 2007

The Grant Park Futures Fund recorded trading gains during the past week; positions in the currencies, energies and metals were responsible for the bulk of profits. Losses came mainly from the soft/agricultural commodity sector.

The U.S. dollar weakened against most of its major counterparts last week, resulting in gains to long positions in the euro and British pound. The greenback came under pressure following a round of weak economic reports early in the week as data on new home sales showed the number to be at its lowest level in seven years; weaker than expected data on consumer sentiment and orders for durable goods were also dollar-bearish.

Long positions in the energy sector posted gains after geopolitical tensions sent prices for crude and crude products higher. The standoff between Iran and the West over the fate of British sailors taken into Iranian custody continued to worry energy traders, with prices spiking early in the week on rumors that a conflict had started between Iran and the United States. Unleaded gasoline prices were up a little more than 7% on reports of reduced refinery capacity in the U.S., according to analysts.

Prices for nickel and copper climbed in London, resulting in gains for long positions in the metals sector. Copper prices reached their highest levels of the year on the expectation that Chinese demand for the base metal will likely grow by more than 21% during 2007. Nickel prices gained a little more than 3% for the week.

Lastly, long positions in the soft/agricultural commodities sector reported losses after corn prices plunged following the report of a larger-than-expected increase in corn planting acreage; wheat and soybean prices also fell during the week, resulting in losses to long positions.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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